SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _________________

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 1, 2003
                                                  ------------------------------

                         MFA MORTGAGE INVESTMENTS, INC.
                         ------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

          Maryland                       1-13991                  13-3974868
----------------------------           -----------           -------------------
(State or Other Jurisdiction           (Commission              (IRS Employer
     of Incorporation)                  File No.)            Identification No.)

              350 Park Avenue, 21st Floor, New York, New York 10022
              -----------------------------------------------------
               (Address of Principal Executive Office) (Zip Code)

Registrant's Telephone Number, Including Area Code: (212) 207-6400
                                                    ----------------------------

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS

      On August 1, 2003, MFA Mortgage Investments, Inc. (the "Company") hired Timothy W. Korth as General Counsel, Senior Vice President - Business Development and Secretary. A copy of Mr. Korth's employment agreement, dated August 1, 2003, is attached as an exhibit hereto.

      On August 5, 2003, the Company entered into an underwriting agreement (the "Underwriting Agreement") with Friedman, Billings, Ramsey & Co., Inc., RBC Dain Rauscher Inc. and Flagstone Securities, LLC (collectively, the "Underwriters") relating to the sale of 5,000,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and the granting to the Underwriters of an option to purchase up to an additional 750,000 shares of Common Stock to cover over-allotments that may occur during the offering process (the "Offering"). A copy of the Underwriting Agreement is attached as an exhibit hereto.

      The net proceeds to the Company from the Offering are expected to be approximately $46.6 million (or approximately $53.6 million if the Underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and the estimated Offering expenses of the Company.

ITEM 7. EXHIBITS

      The following exhibits are filed as part of this current report in accordance with the provisions of Item 601 of Regulation S-K:

      1.1   Underwriting Agreement, dated August 5, 2003.

      10.1  Employment Agreement of Timothy W. Korth, dated August 1, 2003.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MFA MORTGAGE INVESTMENTS, INC.


                                       By: /s/ Stewart Zimmerman
                                           -------------------------------------
                                           Stewart Zimmerman
                                           President and Chief Executive Officer

Date: August 7, 2003